Exhibit 99.1

Pixelworks Completes Acquisition of ViXS Systems

SAN JOSE, Calif., August 2, 2017 -- Pixelworks, Inc. (NASDAQ: PXLW), a leading provider of visual processing solutions, and Toronto-based ViXS Systems Inc. (TSX: VXS), a pioneer in media processing, encoding and transcoding solutions, today announced that Pixelworks has completed its acquisition of ViXS by way of a Canadian plan of arrangement (the “Transaction”).

The Transaction, which was initially announced on May 18, 2017, was approved by ViXS shareholders at the ViXS 2017 Annual and Special Meeting of shareholders held on July 27, 2017 in Toronto, Ontario. Under the terms of the Transaction, Pixelworks acquired all of the outstanding common shares of ViXS in an all stock transaction, and ViXS shareholders received 0.04836 a share of Pixelworks’ common stock for each share of ViXS, resulting in the issuance of approximately 3.7 million shares of Pixelworks common stock, valued at approximately US$17.7 million. The exchange ratio is equivalent to consideration of US$0.23 per ViXS common share, based on the closing price of Pixelworks on August 1, 2017.

As a result of the completion of the Transaction, it is expected that the ViXS shares will be delisted from the Toronto Stock Exchange in the coming days. ViXS will also be applying to the relevant securities regulatory authorities in Canada to cease to be a reporting issuer for the purposes of securities legislation.

A registered ViXS shareholder must complete and send a letter of transmittal with the certificate(s) representing his, her or its ViXS common shares to Computershare Investor Services Inc. in order to receive the consideration to which such ViXS shareholder is entitled under the terms of the Transaction. A copy of the letter of transmittal is available under ViXS’ issuer profile on SEDAR at www.sedar.com.
A non-registered ViXS shareholder will receive the consideration to which such ViXS shareholder is entitled through his, her or its account with the broker, investment dealer, bank, trust company or other intermediary that holds common shares on such ViXS shareholder’s behalf. A non-registered shareholder should contact his, her or its intermediary with any questions about this process.
Additional Transaction Details
Further details can be found in Pixelworks’ Form 8-K filed with the Securities and Exchange Commission within four business days of closing of the Transaction.

About Pixelworks, Inc.
Pixelworks creates, develops and markets visual display processing solutions for applications that demand the very highest quality images. At design centers around the world, Pixelworks engineers constantly push visual processing performance to keep manufacturers of consumer electronics and professional displays worldwide on the leading edge. The Company is headquartered in San Jose, CA. For more information, please visit the Company’s Web site at www.pixelworks.com.

Note: Pixelworks and the Pixelworks logo are registered trademarks of Pixelworks, Inc.

About ViXS Systems Inc.
ViXS is a pioneer and market leader in designing revolutionary media processing semiconductor solutions for video over IP streaming solutions, with approximately 470 patents issued and pending worldwide, numerous industry awards for innovation, and over 39 million media processors shipped to date. ViXS is driving the transition to Ultra HD 4K across the entire content value chain by providing professional and consumer grade chipsets that support the new High Efficiency Video Coding (HEVC) standard up to Main 12 Profile, reducing bandwidth consumption by 50% while providing the depth of color and image clarity needed to take advantage of higher-resolution content. ViXS’ XCodePro 300 family is ideal for Ultra HD 4K infrastructure equipment, and the XCode 6000 family of system-on-chip (SoC) products achieve unprecedented levels of integration that enable manufacturers to create cost-effective consumer entertainment devices.
ViXS is headquartered in Toronto, Canada with offices in Europe, Asia and North America. VIXS™, the ViXS® logo, XCode®, XCodePro™, and Xtensiv™ are trademarks and/or registered trademarks of ViXS. XConnex™ and other trademarks are the property of their respective owners. For more information on ViXS, visit our website: www.vixs.com.
Safe Harbor Statement
This release contains forward-looking statements, including, without limitation, expectations with respect to the the timing of delisting of the ViXS common shares from the Toronto Stock Exchange, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of terms such as “will”, “expect” and similar terms or the negative of such terms. All statements other than statements of historical fact are forward-looking statements for purposes of this release. Such statements are based on management's current expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ability and timing to satisfy the conditions for delisting of the ViXS common shares and ViXS ceasing to be a reporting issuer for the purposes of Canadian securities legislation. The forward-looking statements contained in this release speak as of the date of this release, and Pixelworks does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.
Pixelworks Contacts:
Investor Contact
Shelton Group
Brett Perry
P: +1-214-272-0070
E: bperry@sheltongroup.com

Company Contact
Pixelworks, Inc.
Steven Moore
P: +1-408-200-9221
E: smoore@pixelworks.com